Exhibit 10.9

MANAGEMENT SERVICES AGREEMENT

BY AND AMONG

8POINT3 OPERATING COMPANY, LLC,

8POINT3 ENERGY PARTNERS LP,

8POINT3 GENERAL PARTNER, LLC,

8POINT3 HOLDING COMPANY, LLC

AND

SUNPOWER CAPITAL SERVICES, LLC

Dated as of [            ] [—], 2015

TABLE OF CONTENTS

ARTICLE I INTERPRETATION		1
1.1	Definitions	1
1.2	Construction; Interpretation	6
1.3	Actions by the Service Provider or the Service Recipients	7
ARTICLE II APPOINTMENT OF THE SERVICE PROVIDER		8
2.1	Appointment and Acceptance	8
2.2	Service Recipients	8
2.3	Subcontracting and Other Arrangements	8
2.4	Engaging Third-Party Service Providers	9
ARTICLE III SERVICES AND POWERS OF THE SERVICE PROVIDER		9
3.1	Services	9
3.2	Supervision of Service Provider’s Activities	10
3.3	Restrictions on the Service Provider	10
ARTICLE IV RELATIONSHIP BETWEEN THE SERVICE PROVIDER AND THE SERVICE RECIPIENTS		10
4.1	Other Activities	10
4.2	Exclusivity	11
4.3	Independent Contractor, No Partnership or Joint Venture, Absence of Fiduciary Relationship	11
ARTICLE V MANAGEMENT AND EMPLOYEES		11
ARTICLE VI INFORMATION AND RECORDS		12
6.1	Books and Records	12
6.2	Examination of Records by the Service Recipients	12
6.3	Access to Information by Service Provider Group	12
6.4	Additional Information	13
ARTICLE VII FEES AND EXPENSES		13
7.1	Management Fee	13
7.2	Expenses	13
7.3	Service Taxes	15
7.4	Computation and Payment of Expenses	15
7.5	Failure to Pay When Due	15
ARTICLE VIII REPRESENTATIONS AND WARRANTIES OF THE SERVICE PROVIDER AND THE YIELDCO PARTIES		16
8.1	Representations and Warranties of the Service Provider	16
8.2	Representations and Warranties of the YieldCo Parties	16
ARTICLE IX LIABILITY AND INDEMNIFICATION		17
9.1	Indemnity	17
9.2	Limitation of Liability	18
ARTICLE X TERM AND TERMINATION		20
10.1	Term	20
10.2	Termination by the Operating Company	21
10.3	Termination by the Service Provider	21
10.4	Survival upon Termination	21
10.5	Action upon Termination	21

ARTICLE XI GENERAL PROVISIONS		22
11.1	Notices	22
11.2	Time is of the Essence	25
11.3	Assignment	26
11.4	Parties in Interest	26
11.5	Other Activities	27
11.6	Captions	27
11.7	GOVERNING LAW	27
11.8	Severability	27
11.9	Consent to Jurisdiction	27
11.10	Entire Agreement	28
11.11	Amendment	28
11.12	Waiver; Remedies	28
11.13	Facsimile; Counterparts	28

SCHEDULE I	Service Recipients
SCHEDULE II	Services

ii

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of [            ] [—], 2015, by and among 8point3 General Partner, LLC, a Delaware limited liability company (the “YieldCo General Partner”), 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), 8point3 Operating Company, LLC, a Delaware limited liability company (the “Operating Company”), 8point3 Holding Company, LLC, a Delaware limited liability company, (“Holdings” and, together with the YieldCo General Partner, the Partnership and the Operating Company, the “YieldCo Parties”), and SunPower Capital Services, LLC, a Delaware limited liability company, (the “Service Provider” and together with the YieldCo General Partner, the Partnership and the Operating Company, each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, the YieldCo General Partner is the general partner of the Partnership and the Partnership directly owns interests in the Operating Company;

WHEREAS, the YieldCo Parties wish to engage the Service Provider to provide or arrange for other members of the Service Provider Group (as defined below) to provide the services set forth in this Agreement to the Service Recipients (as defined below), subject to the terms and conditions of this Agreement, and the Service Provider wishes to accept such engagement; and

WHEREAS, in consideration of the services being provided by the Service Provider hereunder, the Service Provider will be entitled to receive certain costs, fees and expenses hereunder and certain payments from the Operating Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

ARTICLE I

INTERPRETATION

1.1	Definitions

In this Agreement, the following terms will have the following meanings:

“Acquired Assets” means any asset acquired after the date hereof by any member of the YieldCo Group.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in the foregoing to the contrary, for purposes of this Agreement, (a) the Sponsor will not be deemed to constitute an Affiliate of any member of the YieldCo Group, and (b) the Sponsor and its Affiliates (other than any member of the YieldCo Group), on the one hand, and the other sponsor and its Affiliates (other than any member of the YieldCo Group), on the other hand, will not be deemed to be Affiliates of one another hereunder unless there is a basis for such Affiliation independent of their respective Affiliation with any member of the YieldCo Group or any Affiliate of any member of the YieldCo Group.

“Agreement” has the meaning set forth in the preamble.

“Approved Budget” means a budget and operations plan of the Service Recipients for the immediately following fiscal year in a format to be agreed upon by the Service Provider and the Operating Company and subject to the approval of the Operating Company.

“Board of Directors” has the meaning set forth in the Holdings LLC Agreement.

“Business” means the business carried on from time to time by the YieldCo Group.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Cause” means, with respect to the Service Provider, if:

(a) the Service Provider defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to the YieldCo Parties and such default continues for a period of sixty (60) days after written notice thereof is given to the Service Provider specifying such default and requesting that the same be remedied in such sixty (60) day period;

(b) the Service Provider makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency; or

(c) the Sponsor (A) fails to control the Service Provider and (B) fails to own, directly or indirectly, at least 50% of the “Management Units” (as defined in the Holdings LLC Agreement).

“Claims” has the meaning set forth in Section 9.1(a).

“CPI” means, with respect to any relevant period, the “Consumer Price Index for All Urban Customers (CPI-U): U.S. city average (All Items)” as quoted from time to time by the United States Bureau of Labor Statistics for such period.

“Delaware Courts” has the meaning set forth in Section 11.6.

“Expense Statement” has the meaning set forth in Section 7.4.

“Expenses” has the meaning set forth in Section 7.2.

“Financing Party” means any and all Persons, or the agents or trustees representing them, providing senior or subordinated debt or tax equity financing or refinancing (including letters of credit, bank guaranties or other credit support).

“Fiscal Year” means the fiscal year of the Partnership, which shall be the period from December 1 through November 30 of each year (unless otherwise required by law).

“GAAP” means United States generally accepted accounting principles.

“Governing Body” means (a) with respect to a corporation, the board of directors of such corporation, (b) with respect to a limited liability company, the manager(s) or managing member(s) of such limited liability company, (c) with respect to a limited partnership, the board, committee or other body of the general partner of such partnership that serves a similar function or the general partner itself (or if any such general partner is itself a limited partnership, the board, committee or other body of such general partner’s general partner that serves a similar function or such general partner’s general partner itself) and (d) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of clauses (a) through (d) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer or managing director.

“Governing Instruments” means (a) the certificate of incorporation and bylaws in the case of a corporation, (b) the certificate of formation and operating agreement in the case of a limited liability company, (c) the certificate of limited partnership and partnership agreement in the case of a partnership, and (d) any other similar governing document under which an entity was organized, formed or created and/or operates.

“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau, agency or other statutory body, domestic or foreign, including ISO/RTOs, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing (including the New York Stock Exchange and NASDAQ Stock Market).

“Holdings” has the meaning set forth in the preamble.

“Holdings LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of 8point3 Holding Company, LLC, dated as of [            ], 2015.

“Holdings Management Fee” means an annual amount equal to, for any Fiscal Year, [                ] U.S. dollars ($[        ]), which amount shall be adjusted for inflation annually beginning on January 1, 2016 at the Inflation Factor; provided that, between December 1, 2015 and November 30, 2016, the Service Provider shall have a one-time right to increase the Holdings Management Fee by an amount not to exceed [    ] percent ([    ]%) of the Holdings Management Fee in effect for such Fiscal Year.

“Holdings Monthly Fee Amount” means an amount equal to the quotient of (i) the Holdings Management Fee in effect for such Fiscal Year divided by (ii) 12.

“Inflation Factor” means, at any time, the fraction obtained where the numerator is the CPI as of January 1 for the then current year (and if no CPI is available for January 1 of such year, then the first day thereafter for which the CPI is available) and the denominator is the CPI in effect on January 1 of the year immediately preceding the then current year (and if no CPI is available for January 1 of such year, then the first day thereafter for which the CPI is available), with appropriate mathematical adjustment made to ensure that both the numerator and the denominator have been prepared on the same basis.

“Interest Rate” mean, for any day, the annual rate of interest equal to [three and one quarter percent (3.25%)] plus the prime rate for that day or, if such day is not a Business Day, for the next preceding Business Day, as published in the Wall Street Journal or, if the Wall Street Journal ceases to be published, in another national U.S. financial publication selected by the Service Provider that surveys large U.S. banks and publishes a consensus prime rate.

“ISO/RTO” means an independent electricity system operator, a regional transmission organization, national system operator or any other similar organization overseeing the transmission of energy in any jurisdiction in which the YieldCo Group owns assets or operates.

“Joinder Agreement” has the meaning set forth in Section 2.2(c).

“Laws” means any and all applicable (a) laws, constitutions, treaties, statutes, codes, ordinances, principles of common law and equity, rules, regulations and municipal bylaws whether domestic, foreign or international, (b) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Entity, and (c) policies, practices and guidelines of any Governmental Entity which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, and the term “applicable,” with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Liabilities” has the meaning set forth in Section 9.1(a).

“Management Fee” means an annual amount equal to, for any Fiscal Year, [                    ] U.S. dollars ($[        ]), which amount shall be adjusted for inflation annually beginning on January 1, 2016 at the Inflation Factor; provided that, between December 1, 2015 and November 30, 2016, the Service Provider shall have a one-time right to increase the Management Fee by an amount not to exceed [    ] percent ([    ]%) of the Management Fee in effect for such Fiscal Year.

“Operating and Administrative Agreements” means the operations and maintenance agreements, administrative services agreements, and other operations, maintenance and administrative agreements in effect as of the date hereof or entered into from time to time after the date hereof (including as amended, restated, modified, supplemented or replaced from time to time) by certain members of the YieldCo Group or the Project Companies for the operating, maintenance and administrative needs of such members of the YieldCo Group or such Project Company and, with respect to any Acquired Assets, any operations and maintenance agreements, administrative services agreements, and other operations, maintenance and administrative agreements between any of the members of the YieldCo Group or the Project Companies with respect to the Acquired Assets for the Acquired Assets’ operating, maintenance and administrative needs thereof. For the purpose of greater certainty, none of the Operating and Administrative Agreements are, or shall be, amended, terminated or otherwise altered by this Agreement.

“Operating Company” has the meaning set forth in the preamble.

“Partnership” has the meaning set forth in the preamble.

“Partnership Group” means the YieldCo General Partner, the Partnership and the Operating Company.

“Partnership Group Management Fee” means the Management Fee less the Holdings Management Fee.

“Partnership Group Monthly Fee Amount” means an amount equal to the quotient of (i) the Partnership Group Management Fee in effect for such Fiscal Year divided by (ii) 12.

“Party” has the meaning set forth in the preamble.

“Permit” means any consent, license, approval, registration, permit or other authorization granted by any Governmental Entity.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Project Company” has the meaning set forth in the Holdings LLC Agreement.

“Public Company Expenses” means all of the fees, costs and expenses that result from the Partnership being a publicly traded entity, including costs associated with annual, quarterly and current reports, independent auditor fees, governance and compliance, registrar and transfer agent fees, exchange listing fees, tax return preparation and filing, legal, advisory and consulting fees, director compensation and directors and officers liability insurance premiums.

“Service Provider” has the meaning set forth in the preamble.

“Service Provider Group” means the Service Provider, its Affiliates (other than any member of the YieldCo Group or any Project Company) and any other Person the Service Provider has subcontracted to provide the services provided for in this Agreement.

“Service Provider Indemnified Party” has the meaning set forth in Section 9.1(a).

“Service Recipients” means the YieldCo Parties and any of their Subsidiaries as listed on Schedule I attached hereto (as such Schedule may be amended from time to time in accordance with Section 2.2).

“Service Taxes” has the meaning set forth in Section 7.3.

“Services” has the meaning set forth in Section 3.1.

“Sponsor” means SunPower YC Holdings, LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date hereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has the power to elect or direct the election of a majority of the directors or other governing body of such Person. Notwithstanding anything to the contrary herein, no Project Company shall be considered a Subsidiary of any YieldCo Party for the purposes of this Agreement.

“Third Party Claim” has the meaning set forth in Section 9.1(b).

“YieldCo General Partner” means 8point3 General Partner, LLC, a Delaware limited liability company.

“YieldCo Group” means the YieldCo Parties and their direct and indirect Subsidiaries.

“YieldCo Parties” has the meaning set forth in the preamble.

1.2	Construction; Interpretation

Except where expressly provided or unless the contract otherwise necessarily requires, in this Agreement:

(a) Reference to a given Article, Section, clause or Schedule is a reference to an Article, Section, clause or Schedule of this Agreement, unless otherwise specified. The Schedules attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. The terms “hereof”, “herein”, “hereunder” and “herewith” refer to this Agreement as a whole (including the Schedules).

(b) Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii) all references to “days” means calendar days, (iv) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (v) all words used as accounting terms shall have the meanings assigned to them under GAAP applied on a consistent basis and as amended from time to time.

(c) If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

(d) Reference to a given agreement, instrument, document or Law is a reference to that agreement, instrument, document or Law as modified, amended, supplemented and restated through the date as of which such reference is made (provided that such date is before the date hereof), and, as to any Law, any successor Law.

(e) Reference to a Person includes its predecessors, successors and permitted assigns. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(f) The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive.

(g) Amounts calculated or determined under this Agreement shall be without double-counting.

(h) No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto.

(i) No Person will be required to take any action, or fail to take any action, if to do so would violate any Law.

1.3	Actions by the Service Provider or the Service Recipients

Unless otherwise specifically required by this Agreement, where the consent of or a determination is required by the Service Provider or any Service Recipient hereunder, the Parties shall be entitled to rely conclusively upon it having been given or taken, as applicable, if the Service Provider or such Service Recipient, as applicable, has communicated the same in writing.

ARTICLE II

APPOINTMENT OF THE SERVICE PROVIDER

2.1	Appointment and Acceptance

(a) Subject to and in accordance with the terms, conditions and limitations in this Agreement, the YieldCo Parties hereby appoint the Service Provider to provide or arrange for other members of the Service Provider Group to provide the Services to the Service Recipients.

(b) The Service Provider hereby accepts the appointment provided forth in Section 2.1(a) and agrees to act in such capacity and to provide or arrange for other members of the Service Provider Group to provide the Services to the Service Recipients upon the terms, conditions and limitations in this Agreement.

2.2	Service Recipients

(a) The Service Recipients on the date hereof are the YieldCo Parties and each other Person set forth on Schedule I. The Parties agree that any Person that becomes a Subsidiary of any YieldCo Party after the date hereof may be added as a Service Recipient under this Agreement with the Service Provider prior written consent (not to be unreasonably withheld, conditioned or delayed). Within five (5) Business Days after the YieldCo Parties receive such consent, they shall deliver an amended Schedule I to the Service Provider that adds such Subsidiary as a Service Recipient.

(b) The YieldCo Parties shall cause the other Service Recipients to (i) abide by the terms of this Agreement and (ii) not take any action inconsistent with the terms of this Agreement.

(c) At the request of the Service Provider, the YieldCo Parties shall cause any Service Recipient specified by the Service Provider to execute an agreement in a form mutually acceptable to the Service Provider and the YieldCo Parties pursuant to which such Service Recipient shall become a party to this Agreement and shall be jointly and severally liable to the obligations of the YieldCo Parties to the extent such obligations relate to such Service Recipient (any such agreement, a “Joinder Agreement”).

(d) At the election of the YieldCo Parties, the YieldCo Parties shall be permitted to cause any Service Recipient to execute a Joinder Agreement.

2.3	Subcontracting and Other Arrangements

The Service Provider may subcontract to any other member of the Service Provider Group, or arrange for the provision of, any or all of the Services to be provided by it under this Agreement to the Service Recipients, and the YieldCo Parties hereby consent to any such subcontracting or arrangement; provided, that (i) such other member of the Service Provider Group shall be appropriately qualified, licensed to the extent required by Laws and experienced in the duties to which they are assigned, (ii) the Service Provider will cause such other members of the Service Provider Group of any tier to perform any Services, if applicable, in conformity with all of the applicable provisions of this Agreement, (iii) arm’s length principles shall apply to the negotiation and execution of any agreement between any of the Service Provider Affiliates, on the one hand, and the Service Provider, on the other hand, for the provision of services pursuant to this Section 2.3, and (iv) such other members of the Service Provider Group shall demonstrate a creditworthiness appropriate to their respective scopes of work. Notwithstanding the foregoing, (A) no such engagement shall relieve the Service Provider of any of its obligations or liabilities under this Agreement, and (B) in no case shall any YieldCo Party be deemed to have contractual privity with any other member of the Service Provider Group solely as a result of the engagement by the Service Provider of such other member of the Service Provider Group for the provision of Services.

2.4	Engaging Third-Party Service Providers

In the event the Service Provider requires the services of any third-party service provider (e.g., auditors, attorneys and filing agents) to provide services under this Agreement, the Service Provider may engage such third-party service providers to provide such Services to the Service Recipients, and the YieldCo Parties hereby consent to any such engagement or arrangement; provided, that (i) such third-party service providers shall be appropriately qualified, licensed to the extent required by Laws and experienced in the duties to which they are assigned, (ii) the Service Provider will cause such third-party service providers to perform any Services, if applicable, in conformity with all of the applicable provisions of this Agreement, (iii) arm’s length principles shall apply to the negotiation and execution of any agreement between any third-party service providers, on the one hand, and the Service Provider, on the other hand, for the provision of services pursuant to this Section 2.4 and the Service Provider shall use commercially reasonable efforts in negotiating any such agreement on behalf of the Service Recipients, (iv) such third-party service providers shall demonstrate a creditworthiness appropriate to their respective scopes of work, and (v) the Service Provider will use commercially reasonable efforts to require such third-party service providers to directly bill all Expenses (as defined below) to the Service Recipients. Notwithstanding the foregoing, no such engagement shall relieve the Service Provider of any of its obligations or liabilities under this Agreement.

ARTICLE III

SERVICES AND POWERS OF THE SERVICE PROVIDER

3.1	Services

Commencing on the date hereof, the Service Provider will provide or arrange for the provision by other members of the Service Provider Group of, and will have the exclusive power and authority to provide or arrange for the provision by other members of the Service Provider Group of, the services set forth on Schedule II (the “Services”) to the Service Recipients. Upon the agreement of the Service Provider and the Service Recipients, the Parties may amend Schedule II at any time to add or delete Services to be provided by the Service Provider.

3.2	Supervision of Service Provider’s Activities

The Service Provider shall, at all times, be subject to the supervision of the relevant Service Recipient’s Governing Body and shall not provide or arrange for the provision of such Services as such Governing Body may decline to accept from time to time.

3.3	Restrictions on the Service Provider

(a) The Service Provider shall, and shall cause any other member of the Service Provider Group to, refrain from taking any action that (i) is not in compliance with or would violate any Laws, or (ii) otherwise would not be permitted by the Governing Instruments of the applicable Service Recipients, as provided to the Service Provider by such Service Recipient. If the Service Provider or any member of the Service Provider Group is instructed by a Service Recipient to take any action that is not in such compliance, to the extent such Person has knowledge of such non-compliance, such Person will promptly notify such Service Recipient of its judgment that such action would not comply with or would violate any such Laws or otherwise would not be permitted by such Governing Instrument.

(b) In performing its duties under this Agreement, each member of the Service Provider Group (i) may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an opinion of counsel) of such Persons as to matters that any member of the Service Provider Group reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion, and (ii) shall be permitted to rely in good faith upon the direction of a Service Recipient to evidence any approvals or authorizations that are required under this Agreement.

(c) Each member of the Service Provider Group shall perform its duties under this Agreement in accordance with the Approved Budget, except as otherwise approved in writing by the YieldCo Parties. Notwithstanding anything to the contrary in this Agreement, no member of the Service Provider Group shall be under any obligation to provide or arrange for the provision of any Services to the extent such Services are not included in the Approved Budget or any variance thereof that has been approved by the YieldCo Parties.

ARTICLE IV

RELATIONSHIP BETWEEN THE SERVICE PROVIDER AND THE SERVICE RECIPIENTS

4.1	Other Activities

No member of the Service Provider Group (and no Affiliate, director, officer, member, partner, shareholder or employee of any member of the Service Provider Group) shall be prohibited from engaging in other business activities or sponsoring, or providing services to, third parties that compete directly or indirectly with the Service Recipients.

4.2	Exclusivity

Except as expressly provided for herein, the Service Provider shall have the exclusive right to provide the Services and any services comparable to the Services to the Service Recipients in accordance with Section 3.1. The YieldCo Parties shall not, and the YieldCo Parties shall cause the other Service Recipients not to, during the term of this Agreement, engage any other Person to provide any services comparable to the Services, without the prior written consent of the Service Provider, which may be withheld in the absolute discretion of the Service Provider.

4.3	Independent Contractor, No Partnership or Joint Venture, Absence of Fiduciary Relationship

The Parties acknowledge that the Service Provider is providing or arranging for the provision of the Services hereunder as an independent contractor and that the Service Recipients and the Service Provider are not partners or joint venturers with or agents of each other, and nothing herein will be construed so as to make them partners, joint venturers or agents or impose any liability as such on any of them as a result of this Agreement; provided that nothing herein will be construed so as to prohibit the Service Recipients and the Service Provider from embarking upon an investment together as partners, joint venturers or in any other manner whatsoever. The Parties acknowledge that no fiduciary or advisory relationship between the Service Provider, on the one hand, and the Service Recipients, on the other, has been created by this Agreement. Each YieldCo Party waives, on its own behalf and on behalf of the other Service Recipients, to the fullest extent permitted by law, any claims they may have against the Service Provider for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Service Provider shall have no liability (whether direct or indirect) to the Service Recipients in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Service Recipients, including the owners, employees or creditors of the Service Recipients.

ARTICLE V

MANAGEMENT AND EMPLOYEES

(a) The Service Provider shall arrange, or shall arrange for another member of the Service Provider Group to arrange, for such qualified personnel and support staff to be available to carry out the Services for the Service Recipients. Such personnel and support staff shall devote such time to the provision of the Services to the Service Recipients as the relevant member of the Service Provider Group reasonably deems necessary and appropriate in order to fulfill its obligations hereunder. Such personnel and support staff need not have as their primary responsibility the provision of the Services to the Service Recipients or be dedicated exclusively to the provision of the Services to the Service Recipients. The Service Provider shall at all times and at its sole discretion have the right to remove or replace any such personnel or member of such support staff.

(b) Each YieldCo Party shall, and shall cause each of the other Service Recipients to, do all things reasonably necessary on its part as requested by any member of the Service Provider Group consistent with the terms of this Agreement to enable the members of the Service Provider Group to fulfill their obligations, covenants and responsibilities and to exercise their rights pursuant to this Agreement, including making available to the Service Provider Group, and granting the Service Provider Group access to, the employees and contractors of the Service Recipients as any member of the Service Provider Group may from time to time reasonably request.

(c) The Service Provider covenants and agrees to, and to cause any other member of the Service Provider Group to, exercise the power and discharge the duties conferred under this Agreement diligently and in good faith, and shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, in each case, in accordance with the terms hereof.

ARTICLE VI

INFORMATION AND RECORDS

6.1	Books and Records

The Service Provider shall, or shall cause any other member of the Service Provider Group to, as applicable, maintain proper books and records on behalf of each Service Recipient in conformity in all material respects with GAAP and all requirements of Laws and in the ordinary course of business consistent with past practice.

6.2	Examination of Records by the Service Recipients

Upon reasonable prior notice by the Service Recipients to the relevant member of the Service Provider Group, the relevant member of the Service Provider Group will make available to the Service Recipients and their authorized representatives, for examination during normal business hours on any Business Day, all books and records required to be maintained under Section 6.1. For the avoidance of doubt, none of the members of the Service Provider Group shall have any obligation hereunder to provide data for costs, fees or expenses that are not paid or reimbursed pursuant to Section 7.3. Any examination of books and records will be conducted in a manner which will not unduly interfere with the conduct of the Service Recipients’ activities or of the Service Provider Group’s business in the ordinary course.

6.3	Access to Information by Service Provider Group

Each YieldCo Party shall, and shall cause the other Service Recipients to:

(a) grant, or cause to be granted, to the Service Provider Group full access to all documentation and information reasonably necessary in order for the Service Provider Group to perform its obligations, covenants and responsibilities pursuant to the terms hereof, including to enable the Service Provider Group to provide the Services; and

(b) provide, or cause to be provided, all documentation and information as may be reasonably requested by any member of the Service Provider Group, and promptly notify the appropriate member of the Service Provider Group of any material facts or information of which the Service Recipients are aware, including any known, pending or threatened suits, actions, claims, proceedings or orders by or against any member of the YieldCo Group before any Governmental Entity, that may affect the performance of the obligations, covenants or responsibilities of the Service Provider Group pursuant to this Agreement, including maintenance of proper financial records.

6.4	Additional Information

The Parties acknowledge and agree that conducting the activities and providing the Services contemplated herein may have the incidental effect of providing additional information which may be utilized with respect to, or may augment the value of, business interests and related assets in which any member of the Service Provider Group or any of its Affiliates has an interest and that, subject to compliance with this Agreement, none of the members of the Service Provider Group nor any of their respective Affiliates will be liable to account to the Service Recipients with respect to such activities or results; provided that, in making any use of such additional information, the relevant member of the Service Provider Group will not, and will cause its Affiliates not to, do so in any manner that the member of the Service Provider Group or its Affiliates knows, or ought reasonably to know, would cause or result in a breach of any confidentiality provision of agreements to which any Service Recipient is a party or is bound.

ARTICLE VII

FEES AND EXPENSES

7.1	Management Fee

(a) The Operating Company, on behalf of the Service Recipients (other than Holdings), hereby agrees to pay the Service Provider, during the term of this Agreement, the Partnership Group Management Fee. The Partnership Group Management Fee shall accrue commencing on the date of this Agreement and the Operating Company shall remit the Partnership Group Monthly Fee Amount to the Service Provider pursuant to Section 7.3.

(b) Holdings hereby agrees to pay the Service Provider, during the term of this Agreement, the Holdings Management Fee. The Holdings Management Fee shall accrue commencing on the date of this Agreement and Holdings shall remit the Holdings Monthly Fee Amount to the Service Provider pursuant to Section 7.4.

7.2	Expenses

(a) To the extent that any Expenses (as defined below) are not directly billed to the applicable Service Recipient pursuant to Section 2.4, then, in addition to payment of the Partnership Group Management Fee by the Operating Company and the Holdings Management Fee by Holdings in accordance with Section 7.1, each of the Operating Company, on behalf of the Partnership Group, and Holdings, on behalf of itself, shall reimburse the Service Provider pursuant to Section 7.4 for all out-of-pocket fees, costs and expenses, including those of any third party, incurred in connection with the provision of the Services for such Service Recipient or Service Recipients, as applicable (“Expenses”); provided, that if any Expenses arise in respect of goods or services that are shared with the Service Provider or any other member of the Service

Provider Group, the Service Provider shall in good faith determine the portion of such Expenses allocable to members of the Service Provider Group; provided, further, that the Service Provider shall obtain the prior written consent of the Operating Company or Holdings, as applicable, before incurring any expenses in excess of 110% of the amount included in the Approved Budget for such expense. With respect to the Service Provider and the Services provided thereby, Expenses are expected to include, among other things:

(i) Public Company Expenses (to the extent applicable to the Service Recipients);

(ii) fees, costs and expenses relating to any debt or equity financing (including the arrangement thereof) for any member of the YieldCo Group;

(iii) taxes, licenses and other statutory fees or penalties levied against or in respect of a Service Recipient in respect of the Services;

(iv) amounts paid by the relevant member of the Service Provider Group under indemnification, contribution or similar arrangements;

(v) fees, costs and expenses relating to financial reporting, regulatory filings, investor relations and similar activities;

(vi) fees, costs and expenses of agents, advisors, consultants and other Persons who provide Services to or on behalf of a Service Recipient;

(vii) fees, expenses and costs incurred in connection with the investigation, acquisition, holding or disposal of any asset or business (including with respect to any Acquired Assets) that is made or that is proposed to be made by the Service Recipients; provided that, where the acquisition or proposed acquisition involves an investment that is made alongside one or more other Persons (including the Service Provider and the members of the Service Provider Group), the Service Provider shall allocate such fees, expenses and costs in proportion to the notional amount of the investment made (or that would have been made in the case of an unconsummated acquisition) among members of the YieldCo Group and such other Persons; and

(viii) premiums, deductibles and other costs, fees and expenses for insurance policies covering assets of the Service Recipients and other members of the YieldCo Group, together with other applicable insurance in respect of the members of the YieldCo Group against other risks.

Notwithstanding anything contained herein to the contrary, the Service Provider shall be under no obligation to (i) incur any Expenses pursuant to this Section 7.2 unless the Operating Company has undertaken to reimburse the Service Provider for such Expenses, or (ii) make any expenditures or disbursement of funds above the amounts specified in the Approved Budget or any variance thereof that has been approved by YieldCo General Partner.

7.3	Service Taxes

Without limiting Section 7.1 above, the Operating Company, on behalf of the Partnership Group and Holdings, on behalf of itself, shall pay or reimburse the applicable member of the Service Provider Group for all sales taxes, use taxes, value added taxes, withholding taxes or other similar taxes, customs duties or other governmental charges (“Service Taxes”) that are levied or imposed by any Governmental Entity by reason of this Agreement or any other agreement contemplated by this Agreement, or the fees or other amounts payable hereunder or thereunder, except for any income taxes, corporate taxes, capital gains taxes or other similar taxes payable by any member of the Service Provider Group that are personal to such member of the Service Provider Group. Any failure by the Service Provider Group to collect monies on account of these Service Taxes shall not constitute a waiver of the right to do so.

7.4	Computation and Payment of Expenses

The Service Provider will prepare and deliver to the Operating Company or Holdings, as applicable, in no event later than the 15th day following the end of each month, a detailed invoice (each, an “Expense Statement”) showing, as applicable (a) the Partnership Group Monthly Fee Amount or the Holdings Monthly Fee Amount payable by the Operating Company or Holdings with respect to such preceding month, (b) all applicable Expenses incurred or paid by the Service Provider during such preceding month and (c) all applicable Service Taxes incurred or paid by the Service Provider during such preceding month; provided that, if the Service Provider fails to include any of the foregoing for any calendar month in the Expense Statement for such month, then the Service Provider shall be entitled to include such amount in a subsequent Expense Statement. As soon as practicable following delivery of any Expense Statement, but in no event later than the 30th day following the end of such month, the Operating Company or Holdings shall remit the Partnership Group Management Fee or the Holdings Management Fee, as applicable, all Expenses and all Service Taxes set forth on the Expense Statement due to the Service Provider. Within three (3) Business Days following the delivery of such Expense Statement to the Operating Company or Holdings, the Operating Company or Holdings, as applicable, may object to the Partnership Group Management Fee or the Holdings Management Fee, Expenses or Service Taxes set forth therein, or any portion of any such amount, in writing; provided that, any undisputed amount of the Partnership Group Management Fee or the Holdings Management Fee, Expenses and Service Taxes shall be paid by the Operating Company or Holdings, as applicable, in accordance with the foregoing sentence.

7.5	Failure to Pay When Due

Any amount payable by the Operating Company or Holdings to any member of the Service Provider Group hereunder that is not remitted when so due will remain due (whether on demand or otherwise), and interest will accrue on such overdue amounts (both before and after judgment) at a rate per annum equal to the Interest Rate.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

OF THE SERVICE PROVIDER AND THE YIELDCO PARTIES

8.1	Representations and Warranties of the Service Provider

The Service Provider hereby represents and warrants to the YieldCo Parties that, as of the date hereof:

(a) it is validly organized and existing under the laws of the State of Delaware;

(b) it or another member of the Service Provider Group, as applicable, holds, and shall hold, such Permits as are necessary to perform its obligations hereunder and is not aware of, or shall inform the Service Recipients promptly upon knowledge of, any reason why such Permits might no longer be valid;

(c) it has the power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

(d) it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(e) the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments, or under any mortgage, lease, agreement or other legally binding instrument, Permit or Law to which it is a party or by which it or any of its properties or assets may be bound, except for any such contravention, breach or default which would not have a material adverse effect on the Service Provider’s ability to perform its obligations under this Agreement;

(f) no authorization, consent or approval of, or filing with or notice to, any Person is required in connection with the execution, delivery or performance by it of this Agreement; and

(g) this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally, and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

8.2	Representations and Warranties of the YieldCo Parties

Each YieldCo Party hereby represents and warrants to the Service Provider that, as of the date hereof:

(a) it (and, if applicable, its managing member or general partner) is validly organized and existing under the Laws governing its formation and organization;

(b) it, or the relevant Service Recipient, holds such Permits necessary to own and operate the projects and entities that it directly or indirectly owns or operates from time to time and is not aware of any reason why such Permits might no longer be valid;

(c) it (or, as applicable, its managing member or general partner on its behalf) has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

(d) it (or, as applicable, its managing member or general partner) has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(e) the execution and delivery of this Agreement by it (or, as applicable, its managing member or general partner on its behalf) and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments (or, if applicable, the Governing Instruments of its managing member or general partner), or under any mortgage, lease, agreement or other legally binding instrument, Permit or Law to which it is a party or by which any of its properties or assets may be bound, except for any such contravention, breach or default that would not have a material adverse effect on the business, assets, financial condition or results of operations of the Service Recipients as a whole;

(f) no authorization, consent or approval of, or filing with or notice to, any Person is required in connection with the execution, delivery or performance by it (or, as applicable, its managing member or general partner on its behalf) of this Agreement; and

(g) this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally, and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

ARTICLE IX

LIABILITY AND INDEMNIFICATION

9.1	Indemnity

(a) The YieldCo Parties hereby jointly and severally agree, to the fullest extent permitted by Laws, to indemnify and hold harmless, and to cause each other member of the YieldCo Group to indemnify and hold harmless, all members of the Service Provider Group, and any directors, officers, agents, members, partners, stockholders and employees and other representatives of each such member of the Service Provider Group (each, a “Service Provider Indemnified Party”) from and against any claims, liabilities, losses, damages, costs or expenses

(including legal fees) (“Liabilities”) incurred by them or threatened in connection with any and all actions, suits, investigations, proceedings or claims of any kind whatsoever, whether arising under statute or action of a Governmental Entity or otherwise or in connection with the business, investments and activities of the Service Recipients or in respect of or arising from this Agreement or the Services provided hereunder (“Claims”), including any Claims arising on account of the Service Taxes contemplated by Section 7.3 hereof; provided that no Service Provider Indemnified Party shall be so indemnified with respect to any Claim to the extent that such Claim is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction, or pursuant to a settlement agreement agreed to by such Service Provider Indemnified Party, to have resulted from such Service Provider Indemnified Party’s bad faith, fraud or willful misconduct or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

(b) If any action, suit, investigation, proceeding or claim is made or brought by any third party with respect to which a member of the YieldCo Group is obligated to provide indemnification under this Agreement (a “Third Party Claim”), the Service Provider Indemnified Party will have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel, as well as the reasonable costs (excluding an amount reimbursed to such Service Provider Indemnified Party for the time spent in connection therewith) and out-of-pocket expenses incurred in connection therewith, shall be paid by or on behalf of the YieldCo Parties as incurred, but shall be subject to recoupment by the YieldCo Parties if ultimately they are not liable to pay indemnification hereunder.

(c) The Service Provider shall, or shall cause the applicable Service Provider Indemnified Party to, promptly after the receipt of notice of the commencement of any Third Party Claim, notify the YieldCo Parties in writing of the commencement of such Third Party Claim (provided that any unintentional failure to provide any such notice will not prejudice the right of any such Service Provider Indemnified Party hereunder) and, throughout the course of such Third Party Claim, such Service Provider Indemnified Party will use its reasonable best efforts to provide copies of all relevant documentation to the YieldCo Parties, to keep the YieldCo Parties apprised of the progress thereof and to discuss with the YieldCo Parties all significant actions proposed.

(d) The Parties expressly acknowledge and agree that the right to indemnity provided in this Section 9.1 shall be in addition to and not in derogation of any other liability which the YieldCo Parties or any other member of the YieldCo Group in any particular case may have or of any other right to indemnity or contribution which any Service Provider Indemnified Party may have by statute or otherwise at law.

(e) The indemnity provided in this Section 9.1 shall survive the completion of Services rendered under, or any termination or purported termination of, this Agreement.

9.2	Limitation of Liability

(a) Neither the Service Provider nor any other member of the Service Provider Group assumes any responsibility under this Agreement other than to render the Services in good faith to the Service Recipients, and no member of the Service Provider Group will be responsible for any action of a Service Recipient in following or declining to follow any advice or recommendations of the relevant member of the Service Provider Group.

(b) No Service Provider Indemnified Party will be liable to any member of the YieldCo Group, any member of the YieldCo Group’s Governing Body (including, for greater certainty, a director or officer thereof or another individual with similar function or capacity) or any security holder or partner of a member of the YieldCo Group for any Liabilities that may occur as a result of any acts or omissions by the Service Provider Indemnified Party pursuant to or in accordance with this Agreement, except to the extent that such Liabilities are finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction to have resulted from the Service Provider Indemnified Party’s bad faith, fraud or willful misconduct or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

(c) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NEITHER THE YIELDCO PARTIES NOR ANY SERVICE RECIPIENT ON THE ONE HAND NOR THE SERVICE PROVIDER OR ANY MEMBER OF THE SERVICE PROVIDER GROUP ON THE OTHER HAND SHALL BE LIABLE TO ONE ANOTHER FOR LOSS OF PROFIT OR REVENUE, LOSS OF USE, LOSS OF POWER, COST OF REPLACEMENT POWER, COST OF CAPITAL, OR FOR ANY INCIDENTAL, SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OR NON-PERFORMANCE OF ANY OF THE OBLIGATIONS HEREUNDER WHETHER OR NOT SUCH LIABILITY IS CLAIMED IN CONTRACT, EQUITY, TORT, WARRANTY, STRICT LIABILITY, OR OTHERWISE.

(d) THE SERVICE PROVIDER’S ENTIRE LIABILITY TO THE YIELDCO PARTIES AND THE SERVICE RECIPIENTS UNDER THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, LIABILITY FOR BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE OR ANY OTHER LEGAL OR EQUITABLE THEORY), SHALL IN NO EVENT EXCEED THE AGGREGATE AMOUNT OF THE MANAGEMENT FEE RECEIVED BY THE SERVICE PROVIDER IN THE MOST RECENT CALENDAR YEAR OTHER THAN DUE TO LOSSES RESULTING FROM THE SERVICE PROVIDER’S FRAUD. THE YIELDCO PARTIES HEREBY EXPRESSLY WAIVE AND RELEASE THE SERVICE PROVIDER FROM ANY AND ALL LOSSES, DAMAGES OR REMEDIES IN EXCESS OF SUCH AMOUNTS.

(e) THE YIELDCO PARTIES SHALL INDEMNIFY THE SERVICE PROVIDER AGAINST ANY LOSSES, DAMAGES OR REMEDIES RESULTING FROM ANY CLAIM BROUGHT BY ANY SERVICE RECIPIENT AGAINST THE SERVICE PROVIDER TO THE EXTENT SUCH LOSSES, DAMAGES OR REMEDIES EXCEED THE LIMITATIONS OF THE SERVICE PROVIDER’S LIABILITY SET FORTH IN SECTION 9.2(d).

(f) The Service Provider’s liability to the Service Recipients arising out of, or with respect to, the performance of the Services hereunder shall terminate twelve (12) months following the expiration or termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 9.2(f) are intended to and shall survive termination of this Agreement.

(g) THE SERVICE PROVIDER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE (WHETHER IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO THE SERVICES OR ANY PRODUCT, MATERIAL OR SERVICES OF ANY PERSONS, AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE SERVICE PROVIDER, AND ARE EXPRESSLY WAIVED BY THE YIELDCO PARTIES. THE SERVICE PROVIDER DOES NOT WARRANT UNDER THIS AGREEMENT ANY PRODUCT, MATERIAL OR SERVICES OF ANY PERSONS, INCLUDING ANY SUBCONTRACTOR OR ANY AFFILIATE OF THE SERVICE PROVIDER.

(h) THE INDEMNITIES, RELEASES FROM LIABILITY, AND LIMITATIONS ON LIABILITY EXPRESSED IN THIS AGREEMENT SHALL APPLY EVEN IN THE EVENT OF THE FAULT, NEGLIGENCE (IN WHOLE OR PART), STRICT LIABILITY, BREACH OF CONTRACT OR OTHERWISE OF THE PARTY INDEMNIFIED, RELEASED OR WHOSE LIABILITIES ARE LIMITED, AND SHALL EXTEND TO ITS RELATED OR AFFILIATED ENTITIES AND THEIR DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

(i) To the extent remedies of the YieldCo Parties or the Service Recipients are set forth in this Agreement, such remedies are the YieldCo Parties’ and the Service Recipients’ sole and exclusive remedies and are accepted by the YieldCo Parties and the Service Recipients in lieu of any other remedies that might otherwise be available to the YieldCo Parties or the Service Recipients.

(j) The YieldCo Parties agree that any assignees or transferees of its interest in this Agreement will be bound by the releases and limitations of liability hereunder such that the total aggregate liability of the Service Provider to the YieldCo Parties and such assignees or transferees shall not exceed the limits of liability set forth in this Agreement.

ARTICLE X

TERM AND TERMINATION

10.1	Term

This Agreement shall continue in full force and effect until the fifth (5th) anniversary of the date hereof and shall be automatically renewed for each successive five-year period thereafter unless, no later than ninety (90) days prior to the date of any such renewal, the Operating Company or the Service Provider provides written notice to the other that it does not wish for this Agreement to be renewed; provided that this Agreement may be earlier terminated in accordance with Section 10.2 or Section 10.3.

10.2	Termination by the Operating Company

(a) On behalf of the Service Recipients, and subject to Section 10.2(b), the Operating Company may terminate this Agreement (i) with Cause effective upon thirty (30) days’ prior written notice of termination to the Service Provider without payment of any termination fee or (ii) without Cause effective upon ninety (90) days’ prior written notice of termination to the Service Provider without the payment of any termination fee.

(b) This Agreement may only be terminated pursuant to Section 10.2(a) above by the Operating Company with the prior written approval of the Board of Directors.

10.3	Termination by the Service Provider

The Service Provider may terminate this Agreement without payment of any termination fee, effective thirty (30) days after written notice of termination has been given to the YieldCo Parties:

(a) if any YieldCo Party defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to any member of the Service Provider Group and such default continues for a period of sixty (60) days after written notice thereof specifying such default and requesting that the same be remedied in such sixty (60) day period;

(b) if, with respect to any YieldCo Party and its Subsidiaries (but solely with respect to such YieldCo Party), such member makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency; or

(c) if the Service Provider fails to own, directly or indirectly, at least 50% of the “Management Units” (as defined in the Holdings LLC Agreement).

10.4	Survival upon Termination

If this Agreement is terminated pursuant to this Article X, such termination will be without any further liability or obligation of any Party hereto, except for any rights or obligations that accrued prior to such termination and except as provided in Section 6.4, Article VII, Article IX and this Article X.

10.5	Action upon Termination

(a) From and after the effective date of the termination of this Agreement (which for the avoidance of doubt shall be no earlier than the end of any required notice period), the Service Provider shall not be entitled to receive the Management Fee for further Services under this Agreement, but will be paid all compensation and reimbursements accruing up to and including the date of termination.

(b) Upon any termination of this Agreement, the Service Provider shall forthwith:

(i) deliver to the Service Recipients all property and documents of the Service Recipients then in the custody of the Service Provider Group (subject to the Service Provider’s right to retain a copy of each document for document retention purposes); and

(ii) reasonably cooperate with the Service Recipients during any transition period with respect to the Services following a termination of this Agreement.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. Any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile, email, hand messenger delivery, overnight courier service, or certified mail (receipt requested) to each other Party at the address set forth below; provided that to be effective any such notice sent originally by facsimile or email must be followed within two (2) Business Days by a copy of such notice sent by overnight courier service (other than any notice delivered by email for which the intended recipient thereof, by reply email, waives delivery of such copy):

If to the Partnership:

8point3 Energy Partners LP

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 Energy Partners LP

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

8point3 Energy Partners LP

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

If to YieldCo General Partner:

8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

If to the Operating Company:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

If to Holdings:

8point3 Holding Company, LLC

c/o First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

and

8point3 Holding Company, LLC

c/o SunPower Corporation

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Financial Officer

with copies, which shall not constitute notice, to:

8point3 Holding Company, LLC

c/o First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 427-2925

Email: generalcounsel@firstsolar.com

Attention: Paul Kaleta, General Counsel

If to the Service Provider:

SunPower Capital Services, LLC

2900 Esperanza Crossing, 2nd Floor

Austin, Texas 78758

Email: Christopher.Couture@sunpower.com

Attention: Chris Couture

with copies to:

SunPower YC Holdings, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: lisa.bodensteiner@sunpower.com

Attention: Lisa Bodensteiner, General Counsel

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

Tel: (713) 229-1527

Email: joshua.davidson@bakerbotts.com

Attention: Joshua Davidson

Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party. Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, all notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed by first class certified mail, receipt requested; (iii) when received, if sent by facsimile or email, if received prior to 5 p.m., recipient’s time, on a Business Day, or on the next Business Day, if received later than 5 p.m., recipient’s time; and (iv) on the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. In any case hereunder in which a Party is required or permitted to respond to a notice from another Party within a specified period, such period shall run from the date on which the notice was deemed duly given as above provided, and the response shall be considered to be timely given if given as above provided by the last day of the period provided for such response.

11.2 Time is of the Essence. Time is of the essence of this Agreement; provided, however, notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

11.3	Assignment

(c) This Agreement shall not be assigned by the Service Provider without the prior written consent of the YieldCo General Partner (which shall not be unreasonably withheld), except (i) in the case of assignment to a Person that is the Service Provider’s successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as the Service Provider is bound under this Agreement, (ii) to an Affiliate of the Sponsor or a Person that, in the reasonable and good faith determination of the YieldCo General Partner’s board of directors and the conflicts committee thereof, is an experienced and reputable manager, in which case the Affiliate or assignee shall be bound under this Agreement and by the terms of the assignment in the same manner as the Service Provider is bound under this Agreement, or (iii) pursuant to Section 2.3 hereof. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude (i) any pledge, hypothecation or other transfer or assignment of the Service Provider’s rights, title and interest under this Agreement, including any amounts payable to the Service Provider under this Agreement, to a bona fide Financing Party as security for debt financing to the Service Provider or any other member of the Service Provider Group, or (ii) the assignment of such rights, title and interest under this Agreement upon exercise of remedies by a Financing Party following a default by the Service Provider or any other member of the Service Provider Group under financing agreements entered into with the Financing Parties.

(d) This Agreement shall not be assigned by any of the Service Recipients without the prior written consent of the Service Provider, except in the case of assignment by any such Service Recipient to a Person that is its successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as such Service Recipient is bound under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude (i) any pledge, hypothecation or other transfer or assignment of any YieldCo Party’s rights, title and interest under this Agreement, including any amounts payable to such YieldCo Party or any other member of the YieldCo Group under this Agreement, to a bona fide Financing Party as security for debt financing to such YieldCo Party or any other member of the YieldCo Group or (ii) the assignment of such rights, title and interest under this Agreement upon exercise of remedies by a Financing Party following a default by such YieldCo Party or any other member of the YieldCo Group under financing agreements entered into with the Financing Parties.

(e) Notwithstanding the provisions in Section 11.1(a) and Section 11.3(b), the Service Provider may assign its right to receive the Management Fee hereunder, in whole or in part, to any person without the consent of any other party hereto.

(f) Any purported assignment of this Agreement in violation of this Section 11.3 shall be null and void.

11.4 Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the Parties hereto and their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by virtue of this Agreement.

11.5 Other Activities. No Party hereto shall be prohibited from engaging in or holding an interest in any other business ventures of any kind or description, or any responsibility to account to the other for the income or profits of any such enterprises or have this Agreement be deemed to constitute any agreement not to compete. This Agreement shall not be deemed to create a partnership, joint venture, association or any other similar relationship between the Parties.

11.6 Captions. All Section titles or captions contained in this Agreement or in any Schedule referred to herein and the table of contents of this Agreement are for convenience only and shall not be deemed to be a part of this Agreement or affect the meaning or interpretation of this Agreement.

11.7 GOVERNING LAW. THIS AGREEMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

11.8 Severability. Whenever possible each provision and term of this agreement will be interpreted in a manner to be effective and valid. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If any term or provision of this Agreement is held to be prohibited or invalid, then such term or provision will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the other terms and provisions of this Agreement. Upon determination that any other term or provision of this Agreement is invalid, void, illegal, or unenforceable, a court of competent jurisdiction will modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible under the Law.

11.9 Consent to Jurisdiction. Each of the Parties hereto irrevocably and unconditionally confirms and agrees (a) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b)(i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent, and (ii) to the fullest extent permitted by Law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by Law, service made pursuant to (b)(i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

11.10 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and this Agreement supersedes all prior negotiations, agreements or understandings of the Parties of any nature, whether oral or written, relating thereto. For the avoidance of doubt, nothing in this Agreement should be construed or interpreted as an amendment, modification or termination of, or conflict with, any of the Operating and Administrative Agreements. Each such agreement, and all its terms, including payments to be made thereunder, shall survive the entry into this Agreement and shall terminate in accordance with its terms.

11.11 Amendment. Except as expressly provided for herein, this Agreement may be modified, amended or supplemented only by written agreement executed by the YieldCo General Partner, the Partnership, the Operating Company and the Service Provider.

11.12 Waiver; Remedies. No delay on the part of the Service Provider or the YieldCo General Partner, the Partnership or the Operating Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of the Service Provider or the YieldCo General Partner, the Partnership or the Operating Company of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11.13 Facsimile; Counterparts. Any Party may deliver executed signature pages to this Agreement by facsimile transmission to the other Parties, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

8POINT3 GENERAL PARTNER, LLC

By:
Name:
Title:

8POINT3 ENERGY PARTNERS LP

By: 8POINT3 GENERAL PARTNER, LLC, its General Partner

By:
Name:
Title:

8POINT3 OPERATING COMPANY, LLC

By:
Name:
Title:

8POINT3 HOLDING COMPANY, LLC

By:
Name:
Title:

SUNPOWER CAPITAL SERVICES, LLC

By:
Name:
Title:

[Management Services Agreement]

SCHEDULE I

SERVICE RECIPIENTS

1.	8point3 General Partner, LLC

2.	8point3 Energy Partners LP

3.	8point3 Operating Company, LLC

4.	8point3 Holding Company, LLC

Schedule I - 1

SCHEDULE II

SERVICES

A.	General Oversight

i.	Provide advice with respect to the carrying out of all services to be delivered under the Management Services Agreement among First Solar 8point3 Management Services, LLC and the YieldCo Parties; and

ii.	Cause or supervise the carrying out of all day-to-day management of the below-referenced services,

B.	Supervision of the Service Recipients

i.	Prepare, or cause to be prepared, the portions of the Approved Budget relating to the Service Provider Group;

ii.	Coordinate the portions of the Approved Budgets for the Service Provider Group and any other service providers for the YieldCo Group and submit to the YieldCo Parties for approval, a combined Approved Budget for all service providers; and

iii.	Notify the YieldCo Parties of any material variance from the Approved Budget promptly after learning of such variance.

C.	Cash Management, Billing Services and Collection

i.	Collect on behalf of the Service Recipients, or cause to be so collected, all payments due to such Service Recipient (except to the extent the same requires resort to legal process, which collection efforts will only be taken with the express permission, and at the direction and expense of, such Service Recipient);

ii.	Arrange to promptly pay, or cause to be paid, on behalf of any Service Recipient, any amounts required to be paid by such Service Recipient (including payment of all utilities such as water, power, data service), including all expenses incurred by such Service Recipient or that are due and payable under contracts to which such Service Recipient is a party (provided that nothing herein shall imply any duty of any member of the Service Provider Group under any circumstances to expend its own funds in payment of the expenses of such Service Recipient);

iii.	Collect and transmit required account set up information;

iv.	Approve invoices;

v.	Respond to billing inquires, disputes and late payments;

vi.	Collect and review monthly revenue reconciliation reports including receivables aging reports;

vii.	Administer such Service Recipient cash management requirements under any financing document (including any revolving loan facility or term loan facility), including loan draws, cash transfers, deposits, disbursements and other obligations under any financing document; and

viii.	Collect all payments due to the Service Recipients in relation to its operations.

D.	Treasury

i.	Manage foreign currency, if any;

Schedule II - 1

ii.	Administer all hedging programs, including foreign currency and interest rate hedges;

iii.	Recommend and, where requested to do so, assist in the raising of funds whether by way of debt, equity or otherwise, including the preparation and review of any prospectus or offering memorandum in respect thereof; and

iv.	Monitor all Service Recipients’ compliance with the terms and conditions of, any financing documents.

E.	Accounting and Banking

i.	Maintain, at any Service Recipient’s expense, in the name and for the exclusive benefit of such Service Recipient, such Service Recipient’s deposit accounts at a bank or other financial institution designated by such Service Recipient;

ii.	Prepare and forward for deposit to the appropriate account payments received and a summary transmittal; and

iii.	Maintain complete and accurate financial books and records of the operations of such Service Recipient in accordance with prudent business practices and GAAP and which comply with the Sarbanes-Oxley Act of 2002 and related rules subsequently implemented by the U.S. Securities and Exchange Commission and NASDAQ.

F.	Financial Statements

i.	Supervise the preparation and submission of unaudited GAAP balance sheets and statements of operations for each Service Recipient, applicable to the preceding fiscal quarter, within forty (40) days after the end of each fiscal quarter; and

ii.	Supervise the preparation and submission of annual audited financial statements for each Service Recipient within sixty (60) days after the end of the Partnership’s fiscal year; provided, however, that the actual auditing and preparation of such audited financials shall be performed by the Partnership’s accountants.

G.	Insurance

i.	Institute and maintain an insurance program covering each Service Recipient’s assets, together with other applicable insurance against other risks, including directors and officers insurance, in each case as the Service Recipient deems appropriate, and collect, maintain, and distribute required insurance certificate; and

ii.	File, or coordinate with any Service Recipient, insurance claims on behalf of such Service Recipient with the appropriate insurance carrier for any loss.

H.	Investor Relations

i.	Assist in the distribution of any prospectus or offering memorandum in respect thereof and assisting with communications support in connection therewith; and

ii.	Assist the Service Recipients in connection with communications with investors and lenders, including presentations, conference calls and other related matters, and investor relations generally.

Schedule II - 2